EXHIBIT 2.02

                      CERTIFICATE OF AMENDMENT TO THE

                       ARTICLES OF INCORPORATION OF

                            BECNIEL CORPORATION






                          CERTIFICATE OF AMENDMENT
                                  TO THE
                        ARTICLES OF INCORPORATION OF
                            BECNIEL CORPORATION

     Pursuant to the provisions of Nevada Corporation Law and pursuant to a resolution of the Board of Directors dated September 28, 1987, the undersigned corporation hereby adopts the following Certificate of Amendment to its Articles of Incorporation:

     1.   The name of the corporation is BECNIEL CORPORATION.

     2. The signers of this Amendment constitute the president and secretary of the corporation.

     3.   The original date of incorporation was November 3, 1986.

     4. The following amendments to the Articles of Incorporation were adopted by the shareholders of the Corporation on September 28, 1987, in the manner prescribed by the provisions of the Nevada Corporation Law.

          a.  The name of the corporation shall be changed to Tzaar
          Corporation.

          b.  Article VI, Section 1 is hereby amended to read as follows:
          "The number of shares which this Corporation is authorized to issue is 100,000,000 shares of Common Stock at $.001 par value per share."

     5. The number of shares of the corporation outstanding at the time of such adoption was 3,250,000 and the number of shares entitled to vote thereon was 3,250,000. All of the shares were common shares of the same class with like rights and preferences.

     6.   All of the shares were voted for the above amendments as follows:

     No. of Shares       Shares Voted "For"  Shares Voted "Against"
     -------------       ------------------  -----------------------
       3,250,000           3,250,000              -0-

     7. The manner in which an exchange of issued shares shall be effected is as follows: n/a

     8. The manner in which such amendments effects a change in the amount of stated capital, and the amount of stated capital as changed by such amendment is as follows: The amount of stated capital before the amendment was $50,000 (50,000,000 shares times $.001 par value). The amount of stated capital after this amendment is $100,000 (100,000,000 shares times $.001 par value). There is therefore an increase in the stated capital of $50,000.

     Dated this 30th day of September, 1987.

BECNIEL CORPORATION

     By   /s/ Paul J. Arnett
          ------------------
          President

     By   /s/ David E. Pavel
          ------------------
          Secretary

STATE OF OREGON          )
                         )ss.
COUNTY OF WASHINGTON     )

     On this the 30th day of September, 1987, personally appeared before me Paul J. Arnett, President, the signer of the within and foregoing instrument, and duly acknowledged to me that he/she executed the same.

                              /s/ Daniel T. Burton
                              --------------------
                              Notary Public

                              Address:

My commission expires: 7-8-88

STATE OF NEBRASKA        )
                         )ss
COUNTY OF DOUGLAS        )

     On this the 1st day of October, 1987, personally appeared before me David E. Pavel, Secretary, the signer of the within and foregoing instrument, and duly acknowledged to me that he executed the same.

                              /s/ Michele A. Long
                              --------------------
                              Notary Public